NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: February 7, 2007	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 4th QUARTER EPS OF $0.57
Bandag, Incorporated (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)

	Q4 2006	Q4 2005	12 Months 2006	12 Months 2005
Net sales	$253.7	$252.3	$973.6	$914.6
Earnings from continuing operations	$11.2	$12.1	$36.6*	$49.5
Diluted EPS from continuing operations	$0.57	$0.62	$1.87*	$2.52
*Before loss from discontinued operations of $16.6 million, or $0.85 per diluted share.

MUSCATINE, IOWA, February 7, 2007 – Bandag, Incorporated (NYSE: BDG and BDGA) today reported consolidated net sales for fourth quarter 2006 of $253.7 million compared to consolidated net sales of $252.3 million in fourth quarter 2005, an increase of 1 percent. Consolidated net sales were positively impacted by approximately $2.6 million due to the effect of translating foreign currency denominated net sales into U.S. dollars. Consolidated earnings from continuing operations were $11.2 million, or $0.57 per diluted share, for fourth quarter 2006, compared to fourth quarter 2005 consolidated net earnings of $12.1 million, or $0.62 per diluted share. During fourth quarter 2006, Bandag incurred pre-tax restructuring expenses of $6.3 million, or $0.20 per diluted share, primarily associated with the European business unit reduction in workforce.

On December 5, 2006, Bandag announced that it had entered into a definitive merger agreement with Bridgestone Americas Holding, Inc. (BSAH) pursuant to which BSAH will acquire the outstanding shares of each class of stock of Bandag for US $50.75 per share in cash. This proposed merger remains subject to the receipt of shareholder approval and other regulatory approvals, as well as the satisfaction of customary closing conditions. The transaction is expected to be completed in the second quarter of 2007.

For full year 2006, Bandag reported consolidated net sales of $973.6 million, an increase of 6 percent from consolidated net sales in 2005 of $914.6 million. Consolidated earnings from continuing operations for 2006 were $36.6 million, or $1.87 per diluted share, compared to consolidated net earnings of $49.5 million, or $2.52 per diluted share, in 2005. During 2006, Bandag recorded the previously announced deferred loss on the sale of its business in South Africa. As a result, Bandag recorded a net loss on discontinued operations of $16.6 million, or $0.85 per diluted share, resulting in consolidated net earnings

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 - url www.bandag.com

of $20.0 million, or $1.02 per diluted share. During 2006, Bandag incurred pre-tax expenses of $19.8 million, or $0.65 per diluted share, associated with the closing of its manufacturing plant in Shawinigan, Quebec, the employment reduction programs in North America, as well as an employee reduction program in Europe and International.

In announcing earnings, Martin G. Carver, Bandag chairman, president and chief executive officer said, “The combined effects of the buildup of new trucking equipment capacity, on-going uncertainty in energy and raw material prices, and continued slow freight volumes particularly early in the fourth quarter suppressed unit and sales volume in Bandag’s traditional retread business. Both Tire Distribution Systems, Inc. (TDS), Bandag’s tire distribution subsidiary, and our Vehicle Services business unit, which includes Speedco’s on-highway truck lubrication business, delivered solid sales improvements. In Bandag’s traditional businesses, our 2006 business simplification efforts set the stage to contain operating costs and help counter generally slow growth in trucking freight volumes, particularly in North America.”

Financial Highlights

•	Factors that affected consolidated net sales for fourth quarter 2006 were:
°	North American business unit volume decreased 12 percent compared to fourth quarter 2005 and net sales decreased 8 percent. The sales decline was partially offset by a sales increase of approximately $0.5 million due to the effect of translating foreign currency denominated net sales into U.S. dollars and by a price increase in January 2006.
°	European business unit volume and net sales increased 1 percent. Net sales were negatively impacted by lower fleet sales and an increase in sales incentive programs. Net sales were positively impacted by approximately $1.3 million due to the effect of translating foreign currency denominated net sales.
°	International business unit volume decreased 7 percent and net sales decreased 8 percent. Excluding South Africa, unit volume increased 8 percent and net sales increased 6 percent. Net sales were positively impacted by approximately $0.8 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
°	TDS net sales increased $6.7 million, or 15 percent, from the prior year period. Net sales were positively impacted by increased unit sales and higher prices.
°	Vehicle Services business unit net sales increased $6.9 million, or 31 percent, primarily due to an increase in Speedco net sales of $4.3 million compared to the prior year period. Same store Speedco lube sales increased $0.5 million, or 3 percent, but same store tire sales decreased $0.1 million, or 5 percent. Same store revenue is comprised of locations that have operated for twelve full months. As of December 31, 2006, same store lube sales included 35 locations and same store tire sales included 21 locations. Overall, Speedco had 47 locations, 39 with tire service capabilities, as of December 31, 2006, compared to 35 locations, 23 with tire service capabilities, at the same time last year. Truck Lube 1 which provides light truck maintenance was purchased in April 2006 and contributed $2.3 million to fourth quarter net sales.

•	Fourth quarter 2006 consolidated gross margin declined by 0.5 percentage points. Traditional Business gross margin remained even primarily due to an increase in the North America business unit gross margin of 2.1 percentage points. North America business unit gross margin was positively impacted by a decrease in sales incentive programs which was partially offset by higher raw material prices. International business unit and European business unit gross margin each declined 3.9 percentage points, primarily due to higher raw material costs. Vehicle Services gross margin increased 1.1 percentage points.

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•	Consolidated operating and other expenses for fourth quarter 2006 decreased $6.5 million, or 10 percent, compared to the prior year period. Operating and other expenses decreased in all business units with the exception of Vehicle Services. North America, International and European business units operating and other expenses decreased due to reductions in workforce and spending decreases.

•	Consolidated restructuring expenses of $6.3 million were recorded in the fourth quarter of 2006. The European business unit recorded $5.8 million in restructuring expenses and the North America business unit recorded $0.5 million.

•	Capital expenditures were $74.1 million through December 31, 2006, compared to $63.4 million for the same period last year. The increase in capital expenditures is primarily due to expenditures made by Speedco for new facilities and expansions of tire lanes at existing facilities.

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of more than 900 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS, a wholly-owned subsidiary, sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

This press release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on certain assumptions, describe future expectations of Bandag, and are identifiable by the use of words like “estimated” and “expects.” These statements are based on management’s current projections, beliefs and opinions as of the date of this press release. They involve known and unknown risk and uncertainties, which may cause the actual results in the future to differ materially from expected results. Bandag’s ability to predict results of the actual effect of future events is inherently uncertain. Factors which could affect the “forward-looking” statements include unanticipated issues associated with obtaining approvals to complete the proposed merger or other unexpected issues that could impact the closing of the proposed merger; unanticipated delays or difficulties in achieving and sustaining the expected cost savings from Bandag’s employee reduction programs; and Bandag’s ability to achieve and sustain expected improvements in its competitive position and management of its business.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
Consolidated Statements of Earnings	2006	2005	2006	2005
Income
Net sales	$253,734	$252,278	$973,570	$914,640
Other	2,810	1,639	10,540	6,299

	256,544	253,917	984,110	920,939
Costs and expenses
Cost of products sold	171,654	169,387	661,655	598,433
Operating & other expenses	61,862	68,383	252,842	252,191
Restructuring	6,258	3,100	19,762	3,100

	239,774	240,870	934,259	853,724
Income from operations	16,770	13,047	49,851	67,215
Interest income	1,708	1,963	7,971	8,090
Interest expense	(388)	(435)	(1,433)	(1,951)

Earnings before income taxes, minority interest and discontinued	18,090	14,575	56,389	73,354
operations
Income taxes	6,961	1,994	20,229	22,954
Minority interest	(41)	527	(396)	921

Earnings from continuing operations	11,170	12,054	36,556	49,479
Net loss on discontinued operations	(248)	--	(16,604)	--

Net earnings	$10,922	$12,054	$19,952	$49,479

Basic earnings (loss) per share
Earnings from continuing operations	$0.58	$0.62	$1.89	$2.55
Net loss on discontinued operations	(0.01)	--	(0.86)	--

Net earnings	$0.57	$0.62	$1.03	$2.55

Diluted earnings (loss) per share
Earnings from continuing operations	$0.57	$0.62	$1.87	$2.52
Net loss on discontinued operations	(0.01)	--	(0.85)	--

Net earnings	$0.56	$0.62	$1.02	$2.52

Weighted average shares outstanding
Basic	19,368	19,350	19,342	19,393
Diluted	19,615	19,591	19,536	19,671

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
Segment Information	2006	2005	2006	2005
Net Sales
Traditional Business
North America	$112,233	$122,198	$453,354	$447,434
Europe	29,546	29,221	87,445	91,398
International	30,132	32,666	114,291	124,578
TDS	52,375	45,659	204,739	168,522
Vehicle Services	29,448	22,534	113,741	82,708

Total net sales	$253,734	$252,278	$973,570	$914,640

Segment Operating Profit (Loss)
Traditional Business
North America	$18,788	$15,137	$49,384	$63,026
Europe	(4,330)	(1,038)	(6,880)	(262)
International	3,739	3,834	11,568	14,821
TDS	3,819	1,670	11,719	6,584
Vehicle Services	985	(1,152)	(512)	581
Corporate expenses & other	(6,230)	(5,404)	(15,427)	(17,535)
Net interest income	1,319	1,528	6,537	6,139

Earnings before income taxes and minority interest	$18,090	$14,575	$56,389	$73,354

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Dec. 31, 2006	Dec. 31, 2005
Assets:
Cash and cash equivalents	$45,900	$97,071
Investments	80,300	60,150
Accounts receivable - net	163,160	174,017
Inventories	84,607	84,668
Other current assets	53,132	59,960

Total current assets	427,099	475,866
Property, plant, and equipment - net	253,996	209,640
Other assets	71,853	69,531

Total assets	$752,948	$755,037

Liabilities & shareholders’ equity:
Accounts payable	$38,839	$45,794
Income taxes payable	1,611	2,477
Accrued liabilities	91,841	100,647
Short-term notes payable and current portion of other obligations	14,600	15,351

Total current liabilities	146,891	164,269
Long-term debt and other obligations	22,964	24,061
Deferred income tax liabilities	5,838	4,771
Minority interest	1,750	2,779
Shareholders' equity
Common stock	19,501	19,436
Additional paid-in capital	47,670	37,191
Retained earnings	515,883	529,372
Accumulated other comprehensive loss	(7,549)	(26,842)

Total shareholders' equity	575,505	559,157

Total liabilities & shareholders' equity	$752,948	$755,037

	Twelve Months Ended December 31,
Condensed Consolidated Statements of Cash Flows	2006	2005
Operating Activities
Net earnings	$19,952	$49,479
Non-cash translation adjustment due to sale of South Africa	14,212	--
Provision for depreciation	26,877	26,302
Decrease (increase) in operating assets and liabilities - net	20,536	(18,798)

Net cash provided by operating activities	81,577	56,983
Investing Activities
Additions to property, plant and equipment	(74,064)	(63,428)
(Purchases) maturities of investments - net	(20,150)	75,965
Payments for acquisitions of businesses	(8,094)	(2,978)
Proceeds from divestiture of businesses	460	2,251

Net cash (used in) provided by investing activities	(101,848)	11,810
Financing Activities
Principal payments on short-term notes payable & other long-term liabilities	(12,551)	(16,938)
Proceeds from short-term notes payable	5,487	6,645
Cash dividends	(26,053)	(25,774)
Purchases of common stock	(8,076)	(8,053)
Stock options exercised	8,027	2,235
Excess tax benefits from share-based compensation expense	380	--

Net cash used in financing activities	(32,786)	(41,885)
Effect of exchange rate changes on cash and cash equivalents	1,886	3,517

(Decrease) increase in cash and cash equivalents	(51,171)	30,425
Cash and cash equivalents at beginning of year	97,071	66,646

Cash and cash equivalents at end of year	$45,900	$97,071

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